EXHIBIT 99.1

SUPERVALU BOARD OF DIRECTORS INSTALLS SAM DUNCAN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Duncan assumes executive role effective immediately; Wayne Sales to remain Executive Chairman of the Board until closing of pending transaction

MINNEAPOLIS, February 4, 2013 — SUPERVALU (NYSE: SVU) today announced that Sam K. Duncan will become president and chief executive officer, effective immediately.  In this role he succeeds Wayne Sales, who has served as the Company’s president and chief executive officer since July 2012. Last month, SUPERVALU announced an agreement with AB Acquisition LLC to sell five of its retail banners as well as enter into an agreement with Symphony Investors LLC to conduct a tender offer for up to 30 percent of SUPERVALU’s outstanding common stock at a purchase price of $4.00 per share in cash.  Both AB Acquisition LLC and Symphony Investors LLC are Cerberus Capital Management-led entities. SUPERVALU had previously announced that Mr. Duncan would assume the role of president and chief executive officer upon closing of the transaction. Mr. Sales oversaw Supervalu’s review of strategic alternatives, and as Executive Chairman, will continue to have oversight over the completion of the transaction.  At the closing of the transaction, Robert Miller, current President and CEO of Albertsons LLC, will become SUPERVALU’s non-executive Chairman.

“Sam is a talented and respected executive with a wealth of industry experience,” said Mr. Sales.  “The Board decided to install Sam as President and Chief Executive Officer before the completion of our previously announced transaction so he can start refining and where appropriate implement plans for the business. I fully support this decision and look forward to working with Sam to ensure a smooth transition.”

Commenting on his appointment Mr. Duncan said, “Following January’s announcement, I have visited stores, spoken with many of our independent retailers and Save-a-Lot licensees, and met many team members. These activities have reinforced my belief that SUPERVALU has a bright future; and I’m excited to start putting in place plans to improve our results and increase shareholder value.”

Mr. Duncan, 61, most recently served from 2005-2011 as Chairman, CEO and President of OfficeMax, the third-largest office supplies retailer in North America with over $7 billion in revenues and more than 1,000 stores in the United States, Mexico, Puerto Rico & the US Virgin Islands.  Prior to joining OfficeMax, Mr. Duncan served from 2002-2005 as President and CEO of ShopKo Stores, a $3 billion Midwest retailer.  In these roles, Duncan successfully led publicly-traded companies though growth and financial improvement efforts, resulting in stronger organizations and improved shareholder value.  He has over 40 years experience in the retail industry, including nearly 30 years with Albertsons and Kroger in positions of increasing responsibility.

As part of today’s announcement, SUPERVALU also reaffirmed that the closing of the previously announced sale and tender offer process is expected to occur the week of March 18th.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $35 billion. SUPERVALU serves customers across the United States through a network of approximately 4,350 stores composed of 1,068 traditional retail stores, including 778 in-store pharmacies; 1,329 Save-A-Lot stores, of which 946 are operated by licensee owners; and 1,950 independent stores serviced primarily by the Company's food distribution business. SUPERVALU has approximately 125,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including competition, ability to execute initiatives, substantial indebtedness, impact of economic conditions, labor relations issues, escalating costs of providing employee benefits, regulatory matters, food and drug safety issues, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additionally, this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of the Company.  This presentation is for informational purposes only.  Symphony Investors LLC has filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents,and the Company has filed a statement on Schedule 14D-9 with respect to the tender offer, with the Securities and Exchange Commission (SEC).  Shareholders should read those materials carefully because they contain important information, including the various terms and conditions of the tender offer.  Shareholders may obtain a free copy of these documents and other documents filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov.  In addition, shareholders may obtain a free copy of these documents by contacting the Company’s Investor Relations department at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, (952) 828-4000.

Investor Contact

Steve Bloomquist

952-828-4144

steve.j.bloomquist@supervalu.com

Media Contact

Mike Siemienas

952-828-4245

mike.siemienas@supervalu.com